                                                                       Exhibit 5


                                                                 (513) 723-4000





                                  March 3, 1999





Board of Directors
Winton Financial Corporation
5511 Cheviot Road
Cincinnati, Ohio 45247

Gentlemen:

         We are familiar with the proceedings taken and proposed to be taken by Winton Financial Corporation ("WFC") in connection with the issuance and sale by WFC of up to 376,228 of its common shares, without par value (the "Shares"), in connection with the merger of BenchMark Federal Savings Bank ("BMF") with and into The Winton Savings and Loan Co. ("WSL"), a wholly-owned subsidiary of WFC (the "Merger").

         We have collaborated in the preparation of the Registration Statement on Form S-4 (the "Registration Statement") filed by WFC with the Securities and Exchange Commission for registration of the Shares under the Securities Act of 1933, as amended. In connection therewith, we have examined, among other things, such records and documents as we have deemed necessary in order to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that WFC is a duly organized and legally existing corporation under the laws of the State of Ohio . In addition, we are of the opinion that the Shares will be legally issued, fully-paid and non-assessable assuming: (i) the Merger has been declared effective, (ii) all applicable state and federal securities laws have been complied with and (iii) certificates representing the Shares have been duly executed, countersigned and

Board of Directors
Winton Financial Corporation
Page 2


registered and duly delivered in accordance with the Agreement and Plan of Reorganization dated December 4, 1998, by and among WFC, WSL and BMF.


                                            Very truly yours,


                                            Vorys, Sater, Seymour and Pease LLP